Exhibit 99.1

James L. Wainscott Appointed to CSX Corp. Board of Directors

JACKSONVILLE, Fla. – July 8, 2020 - CSX Corp. (NASDAQ: CSX) today announced that James L. Wainscott has been appointed to the company’s board of directors, effective immediately.

“I am pleased to welcome Jim to the CSX board of directors and look forward to benefitting from his insight and experience having led one of the nation’s premier steel producers,” said John J. Zillmer, chairman of the board. “Jim’s deep knowledge of key industrial markets and his proven leadership will be assets to CSX as we work to strengthen our position as North America’s best-run railroad.”

Mr. Wainscott is the retired Chairman, President and Chief Executive Officer (“CEO”) of AK Steel Holding Corporation, a leading steel production and manufacturing company. He joined AK Steel in 1995, as Vice President and Treasurer. In 1997, he was appointed chief financial officer. In 2003, he was named president, CEO and a member of the board of directors and then chairman of the board in 2006. Mr. Wainscott retired as President and CEO of AK Steel in 2015, and as Chairman in 2016. Prior to his time at AK Steel, Mr. Wainscott held a number of leadership positions with National Steel Corporation.

Mr. Wainscott has served on the board of directors of Parker-Hannifin Corporation (NYSE: PH) since 2009, and as its Lead Director since 2016. Mr. Wainscott also serves as Vice Chair of the Council of Chief Executives, a group primarily consisting of retired Fortune 500 Company CEOs. He graduated Magna Cum Laude from Ball State University with a Bachelor of Science degree in Accounting, and obtained a Master of Business Administration degree from the University of Notre Dame.

Mr. Wainscott will serve on the company’s Finance Committee.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corp. and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Contact:

Bill Slater, Investor Relations

904-359-1334

Bryan Tucker, Corporate Communications

855-955-6397